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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                    FORM 15


 Certification and Notice of Termination under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and
                 15(d) of the Securities Exchange Act of 1934.

                        Commission File Number 0-26410
                                               -------

                        JAYHAWK ACCEPTANCE CORPORATION
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            (Exact name of registrant as specified in its charter)

 Bryan Tower, 2001 Bryan Street, Suite 600, Dallas, Texas 75201  (214)754-1000
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  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    Common Stock, $.01 par value per share
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           (Title of each class of securities covered by this Form)

                                     None
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  (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


       Rule 12g-4(a)(1)(i)     [X]                Rule 12h-3(b)(1)(ii)     [ ]
       Rule 12g-4(a)(1)(ii)    [ ]                Rule 12h-3(b)(2)(i)      [ ]
       Rule 12g-4(a)(2)(i)     [ ]                Rule 12h-3(b)(2)(ii)     [ ]
       Rule 12g-4(a)(2)(ii)    [ ]                Rule 15d-6               [X]
       Rule 12h-3(b)(1)(i)     [X]

     Approximate number of holders of record as of the certification or notice
date:    260
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     Pursuant to the requirements of the Securities Exchange Act of 1934,
Jayhawk Acceptance Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                                  JAYHAWK ACCEPTANCE CORPORATION


DATE:   May 13, 1999          BY:  /s/  Douglas B. Theodore
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                                        NAME:  Douglas B. Theodore
                                        TITLE: President and Chief Executive
                                                Officer